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Pricing Supplement dated January 8, 2004 	    Rule 424(b)(3)
(To Prospectus dated April 3, 2002 and		File No. 333-84692
Prospectus Supplement dated April 4, 2002)


			TOYOTA MOTOR CREDIT CORPORATION

			Medium-Term Note - Fixed Rate

________________________________________________________________________________

Principal Amount:  $350,000,000		   Trade Date: January 8, 2004
Issue Price: See "Additional Terms of      Original Issue Date: January 13, 2004
   the Notes - Plan of Distribution"
Interest Rate: 2.70% per annum		   Net Proceeds to Issuer:  $349,345,500
Interest Payment Dates: Each January 30    Principal's Discount or
   and July 30, commencing July 30, 2004      Commission:  0.187%
Stated Maturity Date: January 30, 2007

________________________________________________________________________________

Day Count Convention:
	[X]  30/360 for the period from January 13, 2004 to January 30, 2007
	[ ]  Actual/365 for the period from   	        to
	[ ]  Other (see attached)                       to

Redemption:
	[X]	The Notes cannot be redeemed prior to the Stated Maturity Date.
	[ ]	The Notes may be redeemed prior to Stated Maturity Date.
		Initial Redemption Date:
		Initial Redemption Percentage:
		Annual Redemption Percentage Reduction:

Repayment:
	[X]	The Notes cannot be repaid prior to the Stated Maturity Date.
	[ ]	The Notes can be repaid prior to the Stated Maturity Date at the
		option of the holder of the Notes.
		Optional Repayment Date(s):
		Repayment Price:     %

Currency:
	Specified Currency:  U.S. dollars
	     (If other than U.S. dollars, see attached)
	Minimum Denominations:
	    (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
	Total Amount of OID:
	Yield to Maturity:
	Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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				___________________________

				   Merrill Lynch & Co.

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			    ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

	Under the terms of and subject to the conditions of a terms agreement under a First Amended and Restated Distribution Agreement dated September 3, 1998 between TMCC and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill"), Credit Suisse First Boston Corporation, Goldman, Sachs & Co., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc., as amended by Amendment No. 1 thereto, dated January 12, 2000, Amendment No. 2 thereto, dated August 24, 2001 and Amendment No. 3 thereto, dated April 4, 2002 (as amended, the "Agreement"), Merrill, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.813% of their principal amount. Merrill may resell the Notes (acting as principal for the purposes of resale) at a price equal to 99.958% of their principal amount.

	Under the terms and conditions of the Agreement, Merrill is committed to take and pay for all of the Notes offered hereby if any are taken.